CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
          OF THE CLASS C $10 6% CONVERTIBLE CUMULATIVE PREFERRED STOCK
                                       OF
                     NDS SOFTWARE, INC. a Nevada Corporation

         I, Greg Johnson, Chairman/Secretary and John Giaimo, President of NDS Software, Inc., a Nevada corporation (the "Corporation") DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on July 15, 1997, adopted the following resolutions creating a class of 400,000 Preferred Shares, $.001 par value per share, stated value $10.00 per share, designated as the Class C $10 6% Convertible Cumulative Preferred Stock (the "Class C Convertible Preferred Shares").

         The relative rights and preferences of the Class C Convertible Preferred Shares are as follows:

         1. Designation and Amount. The shares of such series shall be designated as the Class C $10 6% Convertible Cumulative Preferred Shares and the number of shares constituting such series shall be 400,00 shares and shall not be subject to increase. The number of shares constituting such series may, unless prohibited by the Certificate of Incorporation, be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Class C Convertible Preferred Shares to a number less than the number of shares then outstanding.

         2. Dividends and Distributions. The Holders of Class C Convertible Preferred Shares shall be entitled to receive a dividend of six percent (6%) per annum of the stated value of the Class C Convertible Preferred Shares, to accrue commencing July15. 1997 and payable annually in arrears, in cash or in Common Stock of the Company, commencing June 30, 1998. Upon conversion, any accrued but unpaid dividends will be added to the stated value of the Class C Convertible Preferred Shares converted. The Corporation shall have the right in its sole discretion to pay such dividend in Common Stock of the Corporation in lieu of cash based on the average of the closing bid prices of the Common Stock of the Corporation for the five (5) trading days immediately preceding the declaration of the dividend by the Corporation.

         3. Voting Rights. Except as otherwise provided by law, the holders of Class C Convertible Preferred Shares shall have no voting rights and their consent shall not be required (except to the extent required by law) for taking any corporate action.

         4. Reacquired Shares. Any Class C Convertible Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued preferred shares and may be reissued as part of a new class of preferred shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions onissuance set forth herein, in the Certificate of Incorporation, or in any Certificate of Designation creating a class of preferred shares or as otherwise required by law.

         5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Class C Convertible Preferred Shares unless, prior thereto, the Class Convertible Preferred Shares shall have received $10.00 per share, plus an amount equal to declared and unpaid dividends thereon to the date of such payment. The Class C Convertible Preferred Shares shall rank pari passu to the Company's Class A and Class B Convertible Preferred Shares solely upon any liquidation dissolution or winding up of the company.

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
         6. Consolidation, Merger, Exchange, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or change into other stock or securities, money and/or any other property, then in any such case the Class C Convertible Preferred Shares shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Class C Convertible Preferred Shares.

         7.       Conversion

                  (i) Each share of Class C Convertible Preferred Stock may be converted into Common Stock of the Corporation at the higher price of $3.00 per share or at a price per share equalto 75% of the average of the closing bid prices of the Common Stock of the Corporation for the five trading days preceding the closing of the Corporation's private offering of the Class C Convertible Preferred Shares.

                  (ii) The Class C Convertible Preferred Stock will be automatically converted into Common Stock of the Corporation at the price provided above simultaneously with the completion of any underwritten public offering of the Corporation's securities without any further action of notice by the Corporation.

                  (iii) In the event the Corporation shall at any time after issuance of the Class C Convertible Stock, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater of lessor number of shares of Common Stock then in each case the number of shares of Common Stock issuable upon the conversion of the Class C Convertible Preferred Shares shall be determined as follows:

                      X                   $
                  ----------         ----------         Shares of Common Stock Issuable Upon
                       Y        X    %   x  CP       =  Conversion of Class C Convertible Preferred Stock

         X           =     The number of shares of Common Stock outstanding immediately after such event

         Y           =     The number of shares of Common Stock that were outstanding immediately prior to such event.

         $           =     $10.00

         %           =     100%

         CP          =     Conversion Price, as defined in Section 7 (i

         8. Vote to Change the Terms of Class C Convertible Preferred Shares.

         The approval of the Board of Directors and the affirmative vote at a meeting duly called by the Board of Directors for such purpose (or the written consent without a meeting) of the holders of not less than a majority of the then outstanding Class C Convertible Preferred Shares shall be required to amend, alter, change or repel any of the powers, designations, preferences and rights of the Class C Convertible Preferred Shares.

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
                  IN WITNESS WHEREOF, I have executed this Certificate of Designations, Preferences and Rights this 15th day of July, 1997



                                /s/ Greg Johnson
                                    --------------------------------
                                    Greg Johnson, Chairman/Secretary



                                /S/ John Giaimo
                                    --------------------------------
                                    John Giaimo, President



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
         STATE OF NEVADA            )
                                    :SS
         COUNTY OF DOUGLAS          )


         On July 15, 1997, personally appeared before me, a notary public, Greg Johnson, personally known (or proven) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.




                                               /s/ Heather Clanton
                                               --------------------------------
                                               Notary Public



                                               /s/ Jeanette Johnson
                                               --------------------------------
                                               Secretary or Assistant Secretary


STATE OF NEVADA            )
                           :
COUNTY OF DOUGLAS          )

         On July 15, 1997, personally appeared before me, a notary public, John Giaimo, personally known (or proven) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.



                                               /s/ Heather Clanton
                                               --------------------------------
                                               Notary Public



                                               /s/ Jeanette Johnson
                                               --------------------------------
                                               Secretary or Assistant Secretary


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